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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of SBM Certificate Company for the year ended December 31, 1996, of our report dated February 12, 1997, with respect to the financial statement schedules of SBM Certificate Company included in Post Effective Amendment No. 8 to the Registration Statement (Form S-1 No. 33-38066) and related Prospectus of SBM Certificate Company and of our report dated February 22, 1996, with respect to the financial statement schedules of SBM Certificate Company included in Post Effective Amendment No. 7 to the Registration Statement (Form S-1 No. 33-38066) and related Prospectus of SBM Certificate Company.


                                                           /s/ Ernst & Young LLP


Louisville, Kentucky
February 26, 1997